Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports Third Quarter 2006 Results

Record Quarterly Net Income and Earnings per Share

PHOENIX, Ariz. – Oct. 26, 2006 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the third quarter of 2006 were $420.9 million, an increase of approximately 12 percent from the second quarter of 2006. Total revenues during the quarter included approximately $372.2 million of product revenues and approximately $48.7 million of manufacturing services revenue. During the third quarter of 2006, the company reported net income of $76.8 million, or $0.23 per share on a fully diluted basis. Third quarter 2006 results include approximately $2.9 million associated with stock based compensation expense primarily due to our adoption of FAS 123(R) Share Based Payment. During the second quarter of 2006, the company reported net income of $67.5 million, or $0.19 per share on a fully diluted basis, which included approximately $3.3 million of restructuring, asset impairments and other charges. Second quarter 2006 results included approximately $2.4 million associated with stock based compensation expense.

On a mix-adjusted basis, average selling prices in the third quarter of 2006 were approximately flat with the second quarter of 2006. The company’s gross margin in the third quarter was 38.1 percent, as anticipated, a decrease of approximately 270 basis points as compared to the second quarter of 2006 primarily due to an increase in lower margin manufacturing services revenue. Gross margins for product revenue were approximately 40.0 percent during the third quarter of 2006 compared to 41.6 percent during the second quarter of 2006.

EBITDA for the third quarter of 2006 was $106.3 million. EBITDA for the second quarter of 2006 was $96.8 million, which included approximately $3.3 million of restructuring, asset impairments and other charges. A reconciliation of this non-GAAP financial measure to the company’s net income and net cash provided by operating activities prepared in accordance with U.S. GAAP is set forth in the attached schedule.

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ON Semiconductor Reports Third Quarter 2006 Results

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“ON Semiconductor had another quarter of strong revenue growth driven by our portfolio of analog and power products targeted towards the Computing, Consumer and Wireless end-markets as well as an increase in our manufacturing services revenue” said Keith Jackson, ON Semiconductor president and CEO. “The company grew net income for the seventh consecutive quarter to a record level of $76.8 million in the third quarter of 2006 and continues to deliver strong gross margin and cash flow from operations. During the third quarter, we used cash on hand to prepay approximately $60 million of our senior secured credit facility reducing our debt levels to a record low. We intend to continue paying down our debt with free cash flow from operations, consistent with our long-term financial strategy.”

FOURTH QUARTER 2006 OUTLOOK

“Based upon product booking trends, backlog levels, anticipated manufacturing services revenue and estimated turns levels, we anticipate that total revenues will be approximately $390 to $400 million in the fourth quarter of 2006,” Jackson said. “We also anticipate that approximately $30 to $35 million of our total revenues will come from manufacturing services revenue. Backlog levels at the beginning of the fourth quarter were down from backlog levels at the beginning of the third quarter of 2006, and represented over 90 percent of our anticipated fourth quarter 2006 revenues. We expect that average selling prices for the fourth quarter of 2006 will be down approximately one percent sequentially. We expect our product gross margin to range from 38 to 39 percent and expect our manufacturing services gross margin to be approximately break-even in the fourth quarter of 2006. We currently expect our stock based compensation in accordance with FAS No. 123 (R) to be approximately $3 million in the fourth quarter of 2006.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5:00 p.m. Eastern time (ET) today to discuss the third quarter 2006 results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for approximately 30 days following the conference call.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

ON Semiconductor Reports Third Quarter 2006 Results

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This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the fourth quarter of 2006 and its bookings trends, backlog levels, estimated turns levels, revenues, gross margins and average selling prices, stock based compensation expense and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports Third Quarter 2006 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended			Nine Months Ended
	September 29, 2006	June 30, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Product revenues	$372.2	$361.5	$312.4	$1,066.7	$916.1
Manufacturing services revenues	48.7	13.8	1.2	63.5	2.7

Net revenues	420.9	375.3	313.6	1,130.2	918.8

Cost of product revenues	223.2	211.1	208.9	650.1	618.7
Cost of manufacturing services revenues	37.3	11.0	0.6	48.8	1.3

Cost of revenues	260.5	222.1	209.5	698.9	620.0

Gross profit	160.4	153.2	104.1	431.3	298.8

Operating expenses:
Research and development	25.9	25.2	23.9	74.7	70.0
Selling and marketing	23.2	22.7	20.0	66.9	58.2
General and administrative	23.1	21.3	17.8	64.6	55.7
Restructuring, asset impairments and other, net	—	3.3	0.2	3.3	4.1

Total operating expenses	72.2	72.5	61.9	209.5	188.0

Operating income	88.2	80.7	42.2	221.8	110.8

Other income (expenses), net:
Interest expense	(13.8)	(13.1)	(16.1)	(39.9)	(46.1)
Interest income	3.6	2.8	1.7	8.4	3.8
Other	(0.7)	(0.2)	(0.8)	0.1	(2.4)

Other income (expenses), net	(10.9)	(10.5)	(15.2)	(31.4)	(44.7)

Income before income taxes and minority interests	77.3	70.2	27.0	190.4	66.1
Income tax provision	—	(1.8)	(2.5)	(3.8)	(6.3)
Minority interests	(0.5)	(0.9)	(1.0)	(1.9)	(3.0)

Net income	76.8	67.5	23.5	184.7	56.8
Less: Accretion to redemption value of convertible redeemable preferred stock	—	—	0.1	—	0.3
Less: Convertible redeemable preferred stock dividends	—	—	(2.7)	—	(7.9)
Less: Allocation of undistributed earnings to preferred shareholders	—	—	(3.3)	—	(7.7)

Net income applicable to common stock	$76.8	$67.5	$17.6	$184.7	$41.5

Income per common share:
Basic:	$0.24	$0.21	$0.07	$0.58	$0.16

Diluted:	$0.23	$0.19	$0.06	$0.54	$0.15

Weighted average common shares outstanding:
Basic	324.9	322.8	256.1	319.8	255.5

Diluted:	336.6	355.7	290.7	346.0	288.8

ON Semiconductor Reports Third Quarter 2006 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	September 29, 2006	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$233.4	$294.7	$233.3
Short-term investments	35.8	—	—
Receivables, net	194.9	200.5	160.2
Inventories, net	205.8	195.1	169.5
Other current assets	41.5	38.5	29.9
Deferred income taxes	11.7	5.8	7.4

Total current assets	723.1	734.6	600.3
Property, plant and equipment, net	567.1	567.4	438.5
Deferred income taxes	—	0.7	—
Goodwill	80.7	77.3	77.3
Intangible assets, net	11.2	11.6	—
Other assets	34.6	31.4	32.4

Total assets	$1,416.7	$1,423.0	$1,148.5

Liabilities, Minority Interests and Stockholders’ Deficit
Accounts payable	$134.6	$146.3	$137.3
Accrued expenses	101.6	124.5	83.9
Income taxes payable	6.4	6.4	5.5
Accrued interest	1.4	0.5	0.6
Deferred income on sales to distributors	128.6	126.9	97.1
Current portion of long-term debt	34.7	51.2	73.9

Total current liabilities	407.3	455.8	398.3
Long-term debt	972.0	1,009.8	993.1
Other long-term liabilities	32.6	32.2	31.4
Deferred income taxes	5.6	—	1.2

Total liabilities	1,417.5	1,497.8	1,424.0

Minority interests in consolidated subsidiaries	19.5	25.2	24.8

Common stock	3.2	3.2	3.1
Additional paid-in capital	1,347.1	1,342.1	1,252.7
Accumulated other comprehensive income	1.5	3.6	0.7
Accumulated deficit	(1,372.1)	(1,448.9)	(1,556.8)

Total stockholders’ deficit	(20.3)	(100.0)	(300.3)

Total liabilities, minority interests and stockholders’ deficit	$1,416.7	$1,423.0	$1,148.5

ON Semiconductor Reports Third Quarter 2006 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended			Nine Months Ended
	September 29, 2006	June 30, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Net income	$76.8	$67.5	$23.5	$184.7	$56.8
Plus:
Depreciation and amortization	19.3	17.2	25.0	60.0	74.9
Interest expense	13.8	13.1	16.1	39.9	46.1
Interest income	(3.6)	(2.8)	(1.7)	(8.4)	(3.8)
Income tax provision	—	1.8	2.5	3.8	6.3

EBITDA*	106.3	96.8	65.4	280.0	180.3

Increase (decrease):
Interest expense	(13.8)	(13.1)	(16.1)	(39.9)	(46.1)
Interest income	3.6	2.8	1.7	8.4	3.8
Income tax provision	—	(1.8)	(2.5)	(3.8)	(6.3)
Loss (gain) on sale or disposal of fixed assets	0.5	(0.2)	0.1	0.3	0.1
Amortization of debt issuance costs and debt discount	0.7	0.7	0.4	2.0	1.3
Provision for excess inventories	7.1	6.6	2.7	16.2	8.9
Non-cash impairment of property, plant, and equipment	—	4.7	—	4.7	—
Non-cash interest on junior subordinated note payable	—	—	3.9	—	11.7
Deferred income taxes	0.4	(0.5)	2.0	0.3	(2.6)
Non-cash stock compensation expense	2.9	2.4	—	7.2	—
Other	0.2	0.8	1.4	—	3.3
Changes in operating assets and liabilities	(18.4)	(18.0)	(10.3)	(54.2)	(7.5)

Net cash provided by operating activities	$89.5	$81.2	$48.7	$221.2	$146.9

*	EBITDA represents net income before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.